UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 19, 2012

GREAT AMERICAN ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54233	20-8602410
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

999 18th Street, Suite 3000 Denver, Colorado	80202 (Zip Code)
(Address of Principal Executive Offices)

(303) 952-0455
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation and Appointment of Chief Executive Officer; Appointment of Director

On April 19, 2012, Mr. Geoff Evett, our Chief Executive Officer, tendered his resignation from his position as Chief Executive Officer of Great American Energy, Inc. (the “Company,” “we,” “our”), effective 5:30 PM EST.

On April 19, 2012, Mr. Felipe Pimienta Barrios (“Mr. Pimienta”), age 36, was appointed Chief Executive Officer by our Board of Directors (the “Board”), effective 5:30 PM EST.

On April 19, 2012, Mr. Pimienta was appointed by our Board to fill a vacancy on the Board.

Mr. Pimienta is an executive who has specialized in establishing oil and gas companies in Colombia.  Over the last 5 years, Mr. Pimienta has helped expand Delavaco Energy, sold to Alange Energy for $107 million;  Quetzal Energy and Brownstone Energy, both listed on the Toronto Stock Exchange; APO Energy and P1 Energy Corp, which merged in 2010; and Colcan Energy.

Mr. Pimienta served as the Chief Financial Officer, Principal Accounting Officer, and Treasurer of West Canyon Energy Corp. (formerly PetroSouth Energy Corp. and Mobridge Explorations Inc.) from March 28, 2007 until November 30, 2009.  Mr. Pimienta has been a Director of West Canyon Energy Corp. since March 28, 2007.  Earlier in his career, Mr. Pimienta served as the Chief Financial Officer of Petrosouth Energy Corporation Sucursal Colombia, a Senior Analyst and Executive Account Manager at Bansuperior, and as an Asset Management Executive at Citibank.

Mr. Pimienta studied English at the University of California, Los Angeles; Finance and International Business at Universidad Sergio Arboleda, Bogotá, Colombia, and earned an MBA from San Pablo CEU, Madrid, Spain

We have not entered into any compensatory plan, contract, or arrangement with Mr. Pimienta.  There are no family relationships between Mr. Pimienta and any of our other directors or executive officers.  There are no arrangements or understandings between Mr. Pimienta and any other person pursuant to which Mr. Pimienta was appointed as an officer and director.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great American Energy, Inc.
a Delaware Corporation

Dated: April 19, 2012	/s/ Geoff Evett
Geoff Evett, Chief Executive Officer

3